Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN COASTAL INSURANCE CORPORATION REPORTS FINANCIAL RESULTS

FOR ITS THIRD QUARTER ENDED SEPTEMBER 30, 2025

Company to Host Quarterly Conference Call at 5:00 P.M. ET on November 5, 2025

The information in this press release should be read in conjunction with an earnings presentation that is available on the Company's website at investors.amcoastal.com/events-and-presentations.

St. Petersburg, FL - November 5, 2025: American Coastal Insurance Corporation (Nasdaq: ACIC) ("ACIC" or the "Company"), a property and casualty insurance holding company, today reported its financial results for the third quarter ended September 30, 2025.

($ in thousands, except for per share data)	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	Change	2025	2024	Change
Gross premiums written	$71,812	$93,016	(22.8)%	$498,010	$507,066	(1.8)%
Gross premiums earned	162,757	160,178	1.6%	490,318	475,898	3.0%
Net premiums earned	80,818	74,486	8.5%	227,533	200,498	13.5%
Total revenue	90,395	82,136	10.1%	249,064	217,390	14.6%
Income from continuing operations, net of tax	32,483	27,669	17.4%	80,231	70,451	13.9%
Income from discontinued operations, net of tax	—	450	NM	42	321	(86.9)%
Consolidated net income	$32,483	$28,119	15.5%	$80,273	$70,772	13.4%
Net income available to ACIC stockholders per diluted share
Continuing Operations	$0.65	$0.56	16.1%	$1.61	$1.43	12.6%
Discontinued Operations	—	0.01	NM	—	0.01	NM
Total	$0.65	$0.57	14.0%	$1.61	$1.44	11.8%

Reconciliation of net income to core income:
Plus: Non-cash amortization of intangible assets and goodwill impairment	$609	$610	(0.2)%	$1,828	$2,031	(10.0)%
Less: Income from discontinued operations, net of tax	—	450	NM	42	321	(86.9)%
Less: Net realized gains (losses) on investment portfolio	—	(3)	NM	1,382	(124)	NM
Less: Unrealized gains on equity securities	3,161	1,543	NM	3,429	1,542	NM
Less: Net tax impact (1)	(536)	(195)	NM	(626)	129	NM
Core income(2)	30,467	26,934	13.1%	77,874	70,935	9.8%
Core income per diluted share (2)	$0.61	$0.54	13.0%	$1.57	$1.44	9.0%

Book value per share				$6.71	$5.38	24.7%

NM = Not Meaningful

(1) In order to reconcile net income to the core income measures, the Company included the tax impact of all adjustments using the 21% federal corporate tax rate.

(2) Core income and core income per diluted share, both of which are measures that are not based on generally accepted accounting principles ("GAAP"), are reconciled above to net income and net income per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1

Comments from President & Chief Executive Officer, B. Bradford Martz:

“We delivered another strong quarter, achieving year-over-year gains in both revenue and earnings. Our underwriting results continue to demonstrate our expertise and competitive advantage, with an underlying combined ratio of 57.8% for the third quarter and 62.4% year-to-date, outperforming our 65% target combined ratio. American Coastal is strategically positioned to deliver superior risk-adjusted returns throughout the market cycle, even as market conditions begin to soften, with a disciplined focus on achieving long-term value creation for our stakeholders.”

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Income from continuing operations, net of tax	$32,483	$27,669	$80,231	$70,451
Return on equity based on GAAP income from continuing operations, net of tax (1)	47.5%	55.3%	39.1%	46.9%

Income from discontinued operations, net of tax	$—	$450	$42	$321
Return on equity based on GAAP income from discontinued operations, net of tax (1)	—%	0.9%	—%	0.2%

Consolidated net income	$32,483	$28,119	$80,273	$70,772
Return on equity based on GAAP net income (1)	47.5%	56.2%	39.1%	47.1%

Core income	$30,467	$26,934	$77,874	$70,935
Core return on equity (1)(2)	44.5%	53.8%	37.9%	47.3%

(1) Return on equity for the three and nine months ended September 30, 2025 and 2024 is calculated on an annualized basis by dividing the net income or core income for the period by the average stockholders' equity for the trailing twelve months.

(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core income, which is reconciled on the first page of this press release to net income, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1

Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio are shown below.

($ in thousands)	Three Months Ended September 30,				Nine Months Ended September 30,
	2025	2024	Change		2025	2024	Change
Consolidated
Loss ratio, net(1)	11.4%	15.8%	(4.4)	pts	15.9%	19.7%	(3.8)	pts
Expense ratio, net(2)	45.5%	41.9%	3.6	pts	44.7%	38.9%	5.8	pts
Combined ratio (CR)(3)	56.9%	57.7%	(0.8)	pts	60.6%	58.6%	2.0	pts
Effect of current year catastrophe losses on CR	0.5%	6.6%	(6.1)	pts	0.2%	2.6%	(2.4)	pts
Effect of prior year favorable development on CR	(1.4)%	(1.8)%	0.4	pts	(2.0)%	(1.2)%	(0.8)	pts
Underlying combined ratio(4)	57.8%	52.9%	4.9	pts	62.4%	57.2%	5.2	pts

(1) Loss ratio, net is calculated as losses and loss adjustment expenses ("LAE"), net of losses ceded to reinsurers, relative to net premiums earned.

(2) Expense ratio, net is calculated as the sum of all operating expenses, less interest expense relative to net premiums earned.

(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.

(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2025	2024	Change		2025	2024	Change
Net loss and LAE	$9,211	$11,774	$(2,563)		$36,140	$39,525	$(3,385)
% of Gross earned premiums	5.7%	7.4%	(1.7)	pts	7.4%	8.3%	(0.9)	pts
% of Net earned premiums	11.4%	15.8%	(4.4)	pts	15.9%	19.7%	(3.8)	pts
Less:
Current year catastrophe losses	$425	$4,953	$(4,528)		$425	$5,156	$(4,731)
Prior year reserve favorable development	(1,124)	(1,357)	233		(4,593)	(2,379)	(2,214)
Underlying loss and LAE (1)	$9,910	$8,178	$1,732		$40,308	$36,748	$3,560
% of Gross earned premiums	6.1%	5.1%	1.0	pts	8.2%	7.7%	0.5	pts
% of Net earned premiums	12.3%	11.0%	1.3	pts	17.7%	18.3%	(0.6)	pts

(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2025	2024	Change		2025	2024	Change
Policy acquisition costs	$25,439	$20,942	$4,497		$73,162	$44,476	$28,686
General and administrative	11,321	10,289	1,032		28,605	33,479	(4,874)
Total operating expenses	$36,760	$31,231	$5,529		$101,767	$77,955	$23,812
% of Gross earned premiums	22.6%	19.5%	3.1	pts	20.8%	16.4%	4.4	pts
% of Net earned premiums	45.5%	41.9%	3.6	pts	44.7%	38.9%	5.8	pts

Exhibit 99.1

Quarter to Date Financial Results

Net income for the third quarter ended September 30, 2025 was $32.5 million, or $0.65 per diluted share, compared to net income of $28.1 million, or $0.57 per diluted share, for the third quarter ended September 30, 2024. Drivers of net income during the third quarter of 2025 included increased gross premiums earned and decreased ceded premiums earned, driving an overall increase in revenues. This increase in revenue was offset by increased policy acquisition costs and general and administrative expenses quarter-over-quarter, partially offset by decreased loss and loss adjustment expenses. During the third quarter of 2024, the Company's net income attributable to discontinued operations was $450 thousand. The Company had no discontinued operations during the third quarter of 2025.

The Company's total gross written premium decreased by $21.2 million, or 22.8%, to $71.8 million for the third quarter ended September 30, 2025, from $93.0 million for the third quarter ended September 30, 2024. Gross premium earned increased $2.6 million, or 1.6%, to $162.8 million for the third quarter ended September 30, 2025 from $160.2 million for the third quarter ended September 30, 2024. Ceded premiums earned decreased $3.8 million, or 4.4%, to $81.9 million for the third quarter ended September 30, 2025 from $85.7 million for the third quarter ended September 30, 2024. The breakdown of the quarter-over-quarter changes in these premiums are shown in the table below. More detail regarding the Company's ceded premiums can be seen in the 'Reinsurance Costs as a Percentage of Gross Earned Premium' section below.

($ in thousands)	Three Months Ended September 30,
	2025	2024	Change $	Change %
Gross premiums written	$71,812	$93,016	$(21,204)	(22.8)%
Change in gross unearned premiums	90,945	67,162	23,783	35.4%
Gross premiums earned	162,757	160,178	2,579	1.6%
Ceded premiums written	(9,533)	(24,267)	14,734	(60.7)%
Change in ceded unearned premiums	(72,406)	(61,425)	(10,981)	17.9%
Ceded premiums earned	(81,939)	(85,692)	3,753	(4.4)%
Net premiums earned	$80,818	$74,486	$6,332	8.5%

Loss and LAE decreased by $2.6 million, or 22.0%, to $9.2 million for the third quarter ended September 30, 2025, from $11.8 million for the third quarter ended September 30, 2024. Loss and LAE expense as a percentage of net earned premiums decreased 4.4 points to 11.4% for the third quarter ended September 30, 2025, compared to 15.8% for the third quarter ended September 30, 2024. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the third quarter ended September 30, 2025, would have been 6.1%, an increase of 1.0 point from 5.1% for the third quarter ended September 30, 2024.

Policy acquisition costs increased by $4.5 million, or 21.5%, to $25.4 million for the third quarter ended September 30, 2025, from $20.9 million for the third quarter ended September 30, 2024, primarily due to an increase in external management fees as a result of an increase in our commission for 2025. In addition, ceding commission income decreased as a result of the Company's quota share reinsurance coverage decreasing from 20% to 15%, effective June 1, 2025.

General and administrative expenses increased by $1.0 million, or 9.7%, to $11.3 million for the third quarter ended September 30, 2025, from $10.3 million for the third quarter ended September 30, 2024, driven by increased salary related expenses as we expand our underwriting and compliance departments in 2025 to support our growth initiatives.

Reinsurance Costs as a Percentage of Gross Earned Premium

Exhibit 99.1

Reinsurance costs as a percentage of gross earned premium in the third quarter of 2025 and 2024 were as follows:

	2025	2024

Non-at-Risk	(0.3)%	(0.5)%
Quota Share	(12.8)%	(16.2)%
All Other	(37.2)%	(36.8)%
Total Ceding Ratio	(50.3)%	(53.5)%

Ceded premiums earned related to the Company's catastrophe excess of loss contracts increased year-over-year, driven by a decrease in quota share reinsurance coverage from 20% to 15% effective June 1, 2025. As a result of the decreased quota share percentage and exposure growth, the Company purchased additional excess-of-loss coverage in 2025. This decrease in quota share reinsurance coverage lowered the Company's overall ceding ratio, as replacement excess-of-loss coverage was more cost-effective than the higher quota share coverage.

Investment Portfolio Highlights

The Company's cash, restricted cash and investment holdings increased from $540.8 million at December 31, 2024, to $695.0 million at September 30, 2025. This increase was driven by cash flows from operations. The Company's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt, mutual funds and investment grade money market instruments. Fixed maturities represented approximately 73.4% of total investments at September 30, 2025, compared to 82.3% of total investments at December 31, 2024. The Company's fixed maturity investments had a modified duration of 2.5 years at September 30, 2025, compared to 2.2 years at December 31, 2024.

Exhibit 99.1

Book Value Analysis

Book value per common share increased 37.2% from $4.89 at December 31, 2024, to $6.71 at September 30, 2025. Underlying book value per common share increased 32.1% from $5.21 at December 31, 2024, to $6.88 at September 30, 2025. An increase in the Company's retained earnings as a result of net income for the first nine months of 2025 drove the increase in the Company's book value per share. As shown in the table below, removing the effect of Accumulated Other Comprehensive Income ("AOCI"), caused by capital market conditions, increases the Company's book value per common share at September 30, 2025.

($ in thousands, except for share and per share data)
	September 30, 2025	December 31, 2024
Book Value per Share
Numerator:
Common stockholders' equity	$327,221	$235,660
Denominator:
Total Shares Outstanding	48,765,302	48,204,962
Book Value Per Common Share	$6.71	$4.89

Book Value per Share, Excluding the Impact of AOCI
Numerator:
Common stockholders' equity	$327,221	$235,660
Less: Accumulated other comprehensive loss	(8,403)	(15,666)
Stockholders' Equity, excluding AOCI	$335,624	$251,326
Denominator:
Total Shares Outstanding	48,765,302	48,204,962
Underlying Book Value Per Common Share(1)	$6.88	$5.21

(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Conference Call Details

Date and Time: November 5, 2025 - 5:00 P.M. ET

Participant Dial-In: (United States): 877-445-9755

(International): 201-493-6744

Webcast: To listen to the live webcast, please go to https://investors.amcoastal.com and click on the conference call link at the bottom of the page or go to: https://event.webcasts.com/starthere.jsp?ei=1737568&tp_key=2ede963598

An archive of the webcast will be available for a limited period of time thereafter.

Presentation: The information in this press release should be read in conjunction with an earnings presentation that is available on the Company's website at investors.amcoastal.com/events-and-presentations.

About American Coastal Insurance Corporation

American Coastal Insurance Corporation (amcoastal.com) is the holding company of the insurance carrier, American Coastal Insurance Company, which was founded in 2007 for the purpose of insuring Condominium and Homeowner Association properties, and Apartments in the state of Florida. American Coastal Insurance Company has an exclusive partnership for distribution of Condominium Association properties in the state of Florida with AmRisc Group (amriscgroup.com), one of the largest Managing General Agents in the country specializing in hurricane-exposed properties. American Coastal Insurance Company has earned a Financial Stability Rating of “A”, "Exceptional" from Demotech, and maintains an “A-” insurance financial strength rating with a Positive outlook by Kroll. ACIC maintains a ‘BBB-’ issuer rating with a Positive outlook by Kroll.

Exhibit 99.1

Contact Information:
Alexander Baty
Vice President, Finance & Investor Relations, American Coastal Insurance Corp.
investorrelations@amcoastal.com
(727) 425-8076

Karin Daly
Investor Relations, Vice President, The Equity Group
kdaly@theequitygroup.com
(212) 836-9623

Definitions of Non-GAAP Measures

The Company believes that investors' understanding of ACIC's performance is enhanced by the Company's disclosure of the following non-GAAP measures. The Company's methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Net income (loss) excluding the effects of amortization of intangible assets, income (loss) from discontinued operations, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income (loss)) is a non-GAAP measure that is computed by adding amortization, net of tax, to net income (loss) and subtracting income (loss) from discontinued operations, net of tax, realized gains (losses) on the Company's investment portfolio, net of tax, and unrealized gains (losses) on the Company's equity securities, net of tax, from net income (loss). Amortization expense is related to the amortization of intangible assets acquired, including goodwill, through mergers and, therefore, the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net income (loss). The core income (loss) measure should not be considered a substitute for net income (loss) and does not reflect the overall profitability of the Company's business.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core income (loss) for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core income (loss) is an after-tax non-GAAP measure that is calculated by excluding from net income (loss) the effect of income (loss) from discontinued operations, net of tax, non-cash amortization of intangible assets, including goodwill, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income (loss), core income (loss) per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income (loss), core income (loss) per share and core return on equity to evaluate performance against historical results and establish financial

Exhibit 99.1

targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, that is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors, and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their frequency of occurrence and severity and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure that is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Book value per common share, excluding the impact of accumulated other comprehensive loss (underlying book value per common share), is a non-GAAP measure that is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income (loss), by total common shares outstanding plus dilutive potential common shares outstanding. The Company uses the trend in book value per common share, excluding the impact of accumulated other comprehensive income (loss), in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. The Company believes this non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors that are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income (loss), should not be considered a substitute for book value per common share and does not reflect the recorded net worth of the Company's business.

Discontinued Operations

On May 9, 2024, the Company entered into the Sale Agreement with Forza Insurance Holdings, LLC ("Forza") in which ACIC agreed to sell and Forza agreed to acquire 100% of the issued and outstanding stock of the Company's subsidiary, Interboro Insurance Company ("IIC"). Forza's application to acquire IIC was approved by the New York Department of Financial Services on February 13, 2025 and the sale closed on April 1, 2025. The Company received cash proceeds totaling $25,679,000 from the sale resulting in a loss on disposal of $247,000, net of tax impact. The Company also recognized a $1,348,000 loss, net of tax impact, on IIC's fixed maturity portfolio, which was included in Accumulated other comprehensive loss on the Company's Consolidated Balance Sheet prior to the sale.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements”. The Company believes these statements are based on reasonable estimates, assumptions and

Exhibit 99.1

plans. However, if the estimates, assumptions, or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those expressed in, or implied by, the forward-looking statements. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” "plan," “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. Factors that could cause actual results to differ materially may be found in the Company's filings with the U.S. Securities and Exchange Commission, in the “Risk Factors” section in the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

Exhibit 99.1

Consolidated Statements of Comprehensive Income (Unaudited)

In thousands, except share and per share amounts

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
REVENUE:
Gross premiums written	$71,812	$93,016	$498,010	$507,066
Change in gross unearned premiums	90,945	67,162	(7,692)	(31,168)
Gross premiums earned	162,757	160,178	490,318	475,898
Ceded premiums earned	(81,939)	(85,692)	(262,785)	(275,400)
Net premiums earned	80,818	74,486	227,533	200,498
Net investment income	6,416	6,110	16,720	15,474
Net realized investment gains (losses)	—	(3)	1,382	(124)
Net unrealized gains on equity securities	3,161	1,543	3,429	1,542
Total revenue	90,395	82,136	249,064	217,390
EXPENSES:
Losses and loss adjustment expenses	9,211	11,774	36,140	39,525
Policy acquisition costs	25,439	20,942	73,162	44,476
General and administrative expenses	11,321	10,289	28,605	33,479
Interest expense	2,719	3,067	8,155	9,212
Total expenses	48,690	46,072	146,062	126,692
Income before other income	41,705	36,064	103,002	90,698
Other income	665	453	3,114	2,074
Income before income taxes	42,370	36,517	106,116	92,772
Provision for income taxes	9,887	8,848	25,885	22,321
Income from continuing operations, net of tax	$32,483	$27,669	$80,231	$70,451
Income from discontinued operations, net of tax	—	450	42	321
Net income	$32,483	$28,119	$80,273	$70,772
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains on investments	1,391	7,529	8,645	7,404
Reclassification adjustment for net realized investment losses (gains)	—	3	(1,382)	124
Total comprehensive income	$33,874	$35,651	$87,536	$78,300

Weighted average shares outstanding
Basic	48,664,597	48,066,358	48,413,364	47,742,744
Diluted	49,917,729	49,521,246	49,713,535	49,255,071

Earnings available to ACIC common stockholders per share
Basic
Continuing operations	$0.67	$0.58	$1.66	$1.48
Discontinued operations	—	0.01	—	0.01
Total	$0.67	$0.59	$1.66	$1.49
Diluted
Continuing operations	$0.65	$0.56	$1.61	$1.43
Discontinued operations	—	0.01	—	0.01
Total	$0.65	$0.57	$1.61	$1.44

Dividends declared per share	$—	$—	$—	$—

Exhibit 99.1

Consolidated Balance Sheets (Unaudited)

In thousands, except share amounts

	September 30, 2025	December 31, 2024
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$246,499	$281,001
Equity securities	52,585	36,794
Other investments	36,827	23,623
Total investments	$335,911	$341,418
Cash and cash equivalents	267,872	137,036
Restricted cash	91,264	62,357
Total cash, cash equivalents and restricted cash	$359,136	$199,393
Accrued investment income	3,226	2,964
Property and equipment, net	2,807	5,736
Premiums receivable, net	30,335	46,564
Reinsurance recoverable on paid and unpaid losses, net	144,261	263,419
Ceded unearned premiums	184,366	160,893
Goodwill	59,476	59,476
Deferred policy acquisition costs, net	44,214	40,282
Intangible assets, net	4,080	5,908
Other assets	11,042	16,816
Assets held for sale	—	73,243
Total Assets	$1,178,854	$1,216,112
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$188,703	$322,087
Unearned premiums	293,047	285,354
Reinsurance payable on premiums	143,058	83,130
Accounts payable and accrued expenses	64,936	86,140
Operating lease liability	3,193	3,323
Notes payable, net	149,270	149,020
Other liabilities	9,426	1,456
Liabilities held for sale	—	49,942
Total Liabilities	$851,633	$980,452

Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 48,977,385 and 48,417,045 issued, respectively; 48,765,302 and 48,204,962 outstanding, respectively	5	5
Additional paid-in capital	440,549	436,524
Treasury shares, at cost: 212,083 shares	(431)	(431)
Accumulated other comprehensive loss	(8,403)	(15,666)
Retained earnings (deficit)	(104,499)	(184,772)
Total Stockholders' Equity	$327,221	$235,660
Total Liabilities and Stockholders' Equity	$1,178,854	$1,216,112